CENDANT BOARD AUTHORIZES $500 MILLION INCREASE
IN COMPANY’S SHARE REPURCHASE PROGRAM

New York, NY, April 3, 2003—Cendant Corporation (NYSE: CD) today announced that its Board of Directors has authorized a $500 million increase in the Company’s share repurchase program. The increase is consistent with Cendant’s previously stated strategy of utilizing approximately 25% of its available cash on an annual basis to repurchase the Company’s common stock.

About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

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